Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CVB Financial Corp.:
We consent to the incorporation by reference in the registration statements (No. 333-150016, No. 333-150017, No. 333-41198, No. 333-151755, No. 333-136059, and No. 33-41318) on Form S-8 of CVB Financial Corp. and subsidiaries of our reports dated March 3, 2010, with respect to the consolidated balance sheet of CVB Financial Corp. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period then ended and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of CVB Financial Corp. and subsidiaries.

/s/ KPMG LLP
KPMG LLP
Los Angeles, California
March 3, 2010